Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132065 on Form S-8 of our report dated March 31, 2006 relating to the consolidated financial statements and financial statement schedule of Rockwood Holdings, Inc. appearing in this Annual Report on Form 10-K of Rockwood Holdings, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
March 31, 2006